Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Coherus Oncology, Inc. for the registration of up to $150,000,000 of its common stock, preferred stock, debt securities, warrants and units, either individually or in units of any combination thereof, and to the incorporation by reference therein of our report dated March 17, 2025, except for Note 6, as to which the date is November 13, 2025, with respect to the consolidated financial statements of Coherus Oncology, Inc. included in its Current Report (Form 8-K) dated November 13, 2025, and our report dated March 17, 2025, with respect to the effectiveness of internal control over financial reporting of Coherus Oncology, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

November 13, 2025